Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact: Bill Ulland	For Immediate Release
Chairman, President & CEO (218) 628-2217	April 25, 2019

IKONICS ANNOUNCES FIRST QUARTER 2019 RESULTS

DULUTH, MN - IKONICS Corporation (Nasdaq: IKNX), a Duluth-based imaging technology company, reported that 2019 first quarter sales declined by 13% to $3,529,000. The company posted a loss of $0.23 cents per diluted share for the quarter compared to a loss of $0.07 per diluted share for the first quarter of 2018.

Bill Ulland, IKONICS CEO, said: “Our first quarter normally is slow because of cold weather in Duluth, which limits our ability to ship certain liquid products, and the Chinese New Year, which affects sales to parts of Asia. This year was exacerbated by bitterly cold weather that pushed significant export sales into the second quarter. We also were affected by the timing of orders from some of our larger customers.”

Ulland added: “I believe this is a temporary blip. Our aerospace sales were down based on the timing of orders from our largest customer, which accounts for approximately 80% of the sales in this segment. However, this customer has told us to expect a 30% increase in orders over 2018, and we are starting to see that ramp up.

“IKONICS Imaging sales also were down for the quarter due to the timing of trade show sales; expected to improve in the second quarter, and we expect an additional increase in sales from our new IKONART product,” he said.

“We have held off marketing this product until we could build inventory because one of the raw materials has a long lead time. We are now flush with raw materials and are in the process of making 500 IKONART kits and are shipping kits and film. We are actively evaluating other opportunities for this unique product.

“We have mentioned the ability of our technology to reduce noise and aeronautical drag from commercial aircraft engines. A study done by NASA indicates 50% reduction in engine drag by machining slots into engine liners. NASA now is investigating increased use of this technology in jet engines. Major aerospace companies are also evaluating the technology. We believe this is a major opportunity for IKONICS,” he said.

“We expect to restart purchases under our previously-authorized share buyback program in May, subject to market conditions,” he concluded. This program has 66,500 shares remaining available for future repurchases.

This press release contains forward-looking statements regarding sales, gross profits, net earnings (losses), balance sheet position, industry trends, customer agreements, new products, technologies and business initiatives that involve risks and uncertainties. The Company's actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, failure of customers to enter into anticipated agreements, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company's Forms 10-K, and 10-Q, and other reports on file with the SEC.

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IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

For the Three Months Ended March 31, 2019 and 2018

	Three Months Ended
	3/31/19	3/31/18
Net sales	$3,528,691	$4,071,478

Cost of goods sold	2,519,572	2,709,059

Gross profit	1,009,119	1,362,419

Operating expenses	1,560,807	1,503,059

Loss from operations	(551,688)	(140,640)

Interest expense	(22,275)	(19,935)

Other	16,194	9,421

Loss before income taxes	(557,769)	(151,154)

Income tax benefit	(102,738)	(20,416)

Net loss	$(455,031)	$(130,738)

Loss per common share-basic and diluted	$(0.23)	$(0.07)

Average diluted shares outstanding	1,983,553	1,983,553

CONDENSED BALANCE SHEETS

As of March 31, 2019 and December 31, 2018

	3/31/2019	12/31/2018
	(unaudited)
Assets
Current assets	$8,591,696	$8,958,070
Property, plant, and equipment, net	8,034,875	8,084,742
Intangible assets, net	372,693	376,406
	$16,999,264	$17,419,218
Liabilities and Stockholders' Equity
Current liabilities	$1,369,642	$1,303,531
Long-term debt	2,788,703	2,821,657
Deferred income taxes	183,000	183,000
Stockholders' equity	12,657,919	13,111,030
	$16,999,264	$17,419,218

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

For the Three Months Ended March 31, 2019 and 2018

	3/31/2019	3/31/2018
Net cash (used in) provided by operating activities	$(617,996)	$112,696
Net cash (used in) provided by investing activities	(352,476)	155,424
Net cash used in financing activities	(35,419)	(35,632)

Net (decrease) increase in cash and cash equivalents	(1,005,891)	232,488
Cash and cash equivalents at beginning of period	1,623,137	929,700

Cash and cash equivalents at end of period	$617,246	$1,162,188